Exhibit 99.1

SBA COMMUNICATIONS CORPORATION ANNOUNCES

NEW CHIEF FINANCIAL OFFICER

BOCA RATON, FL, August 26, 2008 — SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) today announced it has appointed Brendan Cavanagh, the Company’s Vice President and Chief Accounting Officer, to Senior Vice President and Chief Financial Officer. Mr. Cavanagh succeeds Anthony Macaione, Senior Vice President and Chief Financial Officer, who has resigned to pursue other opportunities. The effective date of Mr. Macaione’s resignation and Mr. Cavanagh’s appointment is September 12, 2008. In addition, Brian Lazarus, SBA’s Corporate Controller, has been appointed Vice President and Chief Accounting Officer to succeed Mr. Cavanagh.

“I am very proud of all that we have accomplished at SBA,” commented Anthony Macaione. “The Company is operating at a high level. Our pending acquisitions are going smoothly and are on schedule, making this the right time for my decision. I am particularly proud of the strength and depth of our accounting and finance group. With Brendan, the transition will be immediate, smooth and seamless.”

“During Tony’s tenure as CFO, SBA experienced tremendous growth, executed many successful capital markets transactions, and produced financial results that consistently met or exceeded the Company’s financial guidance,” commented Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “Significant shareholder value has been created during Tony’s tenure, and he will be leaving with the Company in excellent financial condition. We are deeply appreciative of Tony’s contributions and we wish him the best in his future endeavors. I also want to congratulate Brendan Cavanagh and Brian Lazarus on their new roles with the Company. I am confident that their capabilities and experience will serve SBA well in the future.”

Brendan Cavanagh, the Company’s Vice President and Chief Accounting Officer since June 2004, joined the Company in 1998 and has served in various capacities in the Company including Vice President – Site Administration and Financial Analyst - Mergers and Acquisitions. Prior to joining SBA, Mr. Cavanagh was a senior accountant for Arthur Andersen. Mr. Cavanagh is a Certified Public Accountant.

Brian Lazarus joined the Company in 2006 as Corporate Controller. Prior to joining SBA, Mr. Lazarus was the corporate controller from 2003 until 2006 for Alliance Care, a health care provider. Prior to 2003, Mr. Lazarus was a senior manager for Ernst &Young. Mr. Lazarus is a Certified Public Accountant.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses - site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 35,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232 or visit our website at www.sbasite.com.